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                      Mark Centers Trust

                Fourth Amendment to Declaration
                           of Trust

                Dated:  August 12, 1998



     Mark Centers Trust, a Real Estate Investment Trust formed pursuant to Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (1993 Replacement Volume) (the "REIT"), hereby certifies to the State Department of Assessments and Taxation:

     FIRST:  That SECTION 1.1 of the Declaration of Trust of the
REIT is hereby amended by deleting therefrom the name "Mark
Centers Trust" and by substituting in lieu thereof the name
"Acadia Realty Trust."

     SECOND:  That SECTION 6.1 of the Declaration of Trust of the
REIT is hereby amended by deleting from the second sentence thereof the number of "50,000,000" and by substituting in lieu thereof the number "100,000,000."

     THIRD: This Amendment to the REIT's Declaration of Trust was duly approved by the affirmative vote of the holders of not less than a majority of the shares issued by the REIT and then outstanding on July 8, 1998.

     IN WITNESS WHEREOF, Mark Centers Trust has caused these presents to be signed in its name an on its behalf by its Senior Vice President and attested by its Secretary, this 12th day of August, 1998. Each of the undersigned officers of Mark Centers Trust acknowledges, under the penalties for perjury, that this Fourth Amendment to Declaration of Trust is the act of the REIT and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

ATTEST:                       MARK CENTERS TRUST

/s/ Marvin J. Levine          /s/ Joshua Kane
Marvin J. Levine, Secretary   Joshua Kane, Senior Vice President
                              and Chief Financial Officer